   As filed with the Securities and Exchange Commission on December 23, 1996
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                                IDEX CORPORATION

             (Exact name of registrant as specified in its charter)

                                                             36-3555336
      Delaware                                             (I.R.S. Employer
(State of incorporation)                                 Identification Number)

                                IDEX CORPORATION
                           630 Dundee Road, Suite 400
                           Northbrook, Illinois 60062
                    (Address of principal executive offices)

                1996 STOCK PLAN FOR OFFICERS OF IDEX CORPORATION
    1996 STOCK OPTION PLAN FOR NON-OFFICER KEY EMPLOYEES OF IDEX CORPORATION AMENDED AND RESTATED IDEX CORPORATION 1996 DIRECTORS DEFERRED COMPENSATION PLAN
  IDEX CORPORATION 1996 DEFERRED COMPENSATION PLAN FOR NON-OFFICER PRESIDENTS
         IDEX CORPORATION 1996 DEFERRED COMPENSATION PLAN FOR OFFICERS
                           (Full title of the Plans)
                               __________________

                              Copies to:
    Wayne P. Sayatovic                            Mark A. Stegemoeller
   Senior Vice President                           Latham & Watkins
     IDEX Corporation                           Sears Tower, Suite 5800
630 Dundee Road - Suite 400                     Chicago, Illinois 60606
Northbrook, Illinois 60062                         (312) 876-7700
      (847) 498-7070                            Counsel to Registrant

                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
                              ____________________
                        CALCULATION OF REGISTRATION FEE

                                                                                 Proposed
                                                                 Proposed        Maximum
                                                                 Maximum         Aggregate
Title of Each Class of                      Amount to be         Offering Price  Offering         Amount of
Securities to be Registered                 Registered           Per Share       Price        Registration Fee
----------------------------------------   -----------------    ------------     ----------   ----------------
Deferred Compensation Obligations (1)            $24,903,125(2)      100%        $24,903,125        $ 7,546.40
Common Stock, par value $.01 per share(3)   1,400,000 Shares(4)   $38.3125(5)    $53,637,500        $16,253.79
                                            ===================  ===========     ===========  ================

(1) The Deferred Compensation Obligations are unsecured general obligations of IDEX Corporation (the "Company") to pay deferred compensation in accordance with the Amended and Restated IDEX Corporation 1996 Directors Deferred Compensation Plan (the "Directors Plan"), the IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents (the "Presidents Plan") and the IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Officers Deferred Compensation Plan").

(2)  Estimated solely for the purpose of determining the registration fee.

(3) The shares of Common Stock registered hereby represent the number of shares which may be distributed by IDEX Corporation to participants in the 1996 Stock Plan for Officers of IDEX Corporation (the "Officers Plan") and the 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Key Employees Plan"), in each case in accordance with the terms thereof.

(4) The Officers Plan authorizes the issuance of a maximum of 1,000,000 shares (400,000 shares of which may be distributed to participants in the Officers Deferred Compensation Plan and are included in the calculation of Deferred Compensation Obligations), and the Key Employees Plan authorizes the issuance of a maximum of 800,000 shares.

(5) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices reported on the New York Stock Exchange of the Company's Common Stock on DecemberE17, 1996, which was $38.3125.


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



                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

          The Annual Report of IDEX Corporation (the "Company") on Form 10-K for the fiscal year ended December 31, 1995, the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996, the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1996, the Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 1996, the Current Report of the Company on Form 8-K filed with the Commission on OctoberE15, 1996 and the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on April 19, 1996 (File No. 1-10235), are incorporated by reference into this registration statement. Any documents filed by the Company subsequent to the filing of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

          The Amended and Restated IDEX Corporation 1996 Directors Deferred Compensation Plan, IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents and IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Plans") provide designated management employees (the "Participants") with an opportunity to defer their pre-tax compensation (including salary and bonuses) and accumulate tax-deferred earnings (or losses) thereon. Each Participant is an unsecured general creditor of the Company with respect to his or her own Plan benefits. Benefits are payable solely from the Company's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation will be commingled with the general funds of the Company and may therefore be subject to a lien or security interest of other creditors.

          The amount of compensation to be deferred by each Participant is based on elections by the Participant in accordance with the terms of the applicable Plan, and the obligations of the Company to pay such deferred compensation (the "Obligations") will become due as pre-designated by the Participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with such Plan. The Obligations will be indexed to one of two investment alternatives chosen by each Participant, and the amount of the Obligations payable to each Participant will increase or decrease based on the investment returns of the chosen investment alternatives. However, no Participant deferrals actually will be invested in any investment alternative, and as a result the Participants will have no ownership interest in any of such investment alternatives.

          The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Participants, except that each Participant may designate one or more beneficiaries to receive benefits upon the Participant's death.

          The total amount of Obligations being registered pursuant to this Registration Statement is $24,903,125.

          The Company reserves the right to amend or partially or completely terminate the Plans provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.



ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


          The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

          Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

          Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith; that expenses may be advanced subject to an undertaking to reimburse such expenses if the person receiving the advance is ultimately determined not to be entitled to indemnification; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

          The Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, provide for indemnification of officers and directors to the fullest extent permitted by applicable law.

          The board of directors of the Company may authorize, by a vote of a majority of a quorum of the board of directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the Bylaws.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable

ITEM 8.  EXHIBITS

Exhibit
Number    Description
-------   -----------------------------------


4.1(a) Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on April 21, 1988).

4.1(b) Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 (a) to the Quarterly Report of IDEX Corporation on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

4.2(a) Amended and Restated Bylaws of IDEX Corporation (incorporated by reference to Exhibit No. 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on July 17, 1989).

4.2(b) Amended and Restated Article III, Section 13 of the Amended and Restated Bylaws of IDEX Corporation (incorporated by reference to Exhibit No. 3.2(a) to Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.3 Specimen common stock certificate (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX Corporation, Registration No. 33-42208, as filed on September 16,
          1991).

*4.4      1996 Stock Plan for Officers of IDEX Corporation, as amended.

*4.5 1996 Stock Plan for Non-Officer Key Employees of IDEX Corporation, as amended.

*4.6 Amended and Restated IDEX Corporation 1996 Directors Deferred Compensation Plan, as amended.

*4.7 IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents, as amended.

*4.8 IDEX Corporation 1996 Deferred Compensation Plan for Officers, as amended.

*5 Opinion of Latham & Watkins regarding the legality of the securities being registered.

*23.1     Consent of Deloitte & Touche LLP.

*23.2 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5).

*24.1 Power of Attorney (included in the signature pages of the Registration Statement).



---------------
* Filed herewith

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on this 23rd day of December, 1996.

                                        IDEX Corporation

                                        By /s/ Wayne P. Sayatovic
                                           Wayne P. Sayatovic
                                           Senior Vice President - Finance,
                                           Chief Financial Officer and Secretary


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

          We the undersigned directors and officers of IDEX Corporation and each of us, do hereby constitute and appoint Donald N. Boyce, Wayne P. Sayatovic and Robert D. Grindel, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents or any of them may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.


Signature               Title                                       Date
---------               ------                                      ----
/s/ Donald N. Boyce     Chairman of the Board, President       )
Donald N. Boyce         and Chief Executive Officer            )
                        (Principal Executive Officer)          )
                                                               )
                                                               )
/s/ Wayne P. Sayatovic  Senior Vice President - Finance,       )
Wayne P. Sayatovic      Chief Financial Officer and Secretary  )
                        (Principal Financial and Accounting    )
                        Officer)                               )
                                                               )
/s/ Richard E. Heath    Director                               )
Richard E. Heath                                               )
                                                               )
                                                               )    December 23, 1996
/s/ Henry R. Kravis     Director                               )
Henry R. Kravis                                                )
                                                               )
                                                               )
/s/ William H. Luers    Director                               )
William H. Luers                                               )
                                                               )
                                                               )
/s/ Paul E. Raether     Director                               )
Paul E. Raether                                                )
                                                               )
                                                               )
/s/ Clifton S. Robbins  Director                               )
Clifton S. Robbins                                             )
                                                               )
                                                               )
/s/ George R. Roberts   Director                               )
George R. Roberts                                              )
                                                               )
                                                               )
/s/ Neil A. Springer    Director                               )
Neil A. Springer                                               )
                                                               )
                                                               )
/s/ Michael T. Tokarz   Director                               )
Michael T. Tokarz                                              )



                                 EXHIBIT INDEX


Exhibit
Number   Description
-------  -----------


4.1(a) Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on April 21, 1988).

4.1(b) Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 (a) to the Quarterly Report of IDEX Corporation Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

4.2(a) Amended and Restated Bylaws of IDEX Corporation (incorporated by reference to Exhibit No. 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on July 17, 1989).

4.2(b) Amended and Restated Article III, Section 13 of the Amended and Restated Bylaws of IDEX Corporation (incorporated by reference to Exhibit No. 3.2(a) to Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of IDEX Corporation, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.3 Specimen common stock certificate (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX Corporation, Registration No. 33-42208, as filed on September 16,
          1991).

*4.4      1996 Stock Plan for Officers of IDEX Corporation, as amended.

*4.5 1996 Stock Plan for Non-Officer Key Employees of IDEX Corporation, as amended.

*4.6 Amended and Restated IDEX Corporation 1996 Directors Deferred Compensation Plan, as amended.

*4.7 IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents, as amended.

*4.8 IDEX Corporation 1996 Deferred Compensation Plan for Officers, as amended.

*5 Opinion of Latham & Watkins regarding the legality of the securities being registered.

*23.1     Consent of Deloitte & Touche LLP.

*23.2 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5).

*24.1 Power of Attorney (included in the signature pages of the Registration Statement).

---------------

* Filed herewith



                                      1